Exhibit 10.1

EXECUTION VERSION

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of March 18, 2021, by and between Corteva, Inc. (“Corteva” or the “Company”) and the entities and natural persons set forth in the signature pages hereto (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Starboard have engaged in discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, as of the date hereof, Starboard has a beneficial ownership (as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”)) interest in shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), totaling, in the aggregate, 14,433,559 shares of Common Stock, or approximately 1.9% of the shares of Common Stock issued and outstanding as of February 4, 2021;

WHEREAS, Starboard submitted a letter to the Company on December 16, 2020 (the “Nomination Notice”) nominating a slate of director candidates to be elected to the Board of Directors of the Company (the “Board”) at the 2021 annual meeting of stockholders of the Company (the “2021 Annual Meeting”); and

WHEREAS, as of the date hereof, the Company and Starboard have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1. Board Appointments and Related Agreements.

(a) Board Appointments.

(i) The Company agrees that immediately following the execution of this Agreement, the Board shall take all necessary actions to (A) increase the size of the Board from twelve (12) to fifteen (15) directors (provided that the size of the Board shall automatically decrease to thirteen (13) directors at the conclusion of the 2021 Annual Meeting) and (B) appoint to the Board David C. Everitt, Janet P. Giesselman and Kerry J. Preete (each, a “New Independent Director” and collectively, the “New Independent Directors”) as directors of the Company with terms expiring at the 2021 Annual Meeting.

(ii) The Company agrees that, provided that each such New Independent Director is able and willing to continue to serve on the Board, the Company will include each such New Independent Director (including any Replacement Independent Director (as defined below), as applicable) in the Company’s slate of recommended nominees standing for election at the 2021 Annual Meeting and will recommend, support and solicit proxies for the election of the New Independent Directors at the 2021 Annual Meeting in the same manner as for the Company’s other nominees at the 2021 Annual Meeting. The Company confirms that three (3) incumbent members of the Board shall not stand for re-election to the Board at the 2021 Annual Meeting and that upon the conclusion of the 2021 Annual Meeting the size of the Board will be set at thirteen (13) directors. The Company shall use its reasonable best efforts to hold the 2021 Annual Meeting no later than May 14, 2021.

(iii) If any New Independent Director (or any Replacement Independent Director) is unable or unwilling to serve as a director, resigns as a director or is removed as a director, or for any other reason fails to serve or is not serving as a director, at any time prior to the expiration of the Standstill Period (as defined below), and at such time Starboard has beneficial ownership of (as determined under Rule 13d-3 promulgated under the Exchange Act) at least the lesser of 1.0% of the Company’s then outstanding shares of Common Stock and 7,440,620 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Minimum Ownership Threshold”), Starboard shall have the ability to recommend a substitute person(s) for appointment to the Board in accordance with this Section 1(a)(iii) (any such replacement nominee shall be referred to as a “Replacement Independent Director”, and if and when such person becomes a director of the Company in accordance with this Section 1(a)(iii), such person shall be deemed a New Independent Director for purposes of this Agreement). Any Replacement Independent Director must (A) be reasonably acceptable to the Board, including in light of prior discussions between the Company and Starboard (such acceptance not to be unreasonably withheld), (B) be independent, and not be an affiliate or employee, of Starboard (for the avoidance of doubt, the nomination by Starboard of any person to serve on the board of another company shall not (in and of itself) cause such person not to be deemed independent of Starboard), (C) qualify as “independent” pursuant to the New York Stock Exchange (“NYSE”) listing standards, (D) have the relevant financial and business experience to be a director of the Company, and (E) satisfy the publicly disclosed guidelines, codes and policies with respect to service on the Board (in the case of each of clauses (B) through (E), as reasonably determined by the Nomination and Governance Committee of the Board (the “Nomination and Governance Committee”). The Nomination and Governance Committee shall make its determination and recommendation (which it shall undertake reasonably and in good faith) regarding whether such person meets the foregoing criteria within five (5) business days after (1) such nominee as a Replacement Independent Director has submitted to the Company the onboarding documentation required by Section 1(b)(iv) and (2) representatives of the Board have, if requested by the Company, conducted customary interview(s) of such nominee. The Company shall use its reasonable best efforts to conduct the background check and any interview(s)

contemplated by this Section 1(a)(iii) as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) business days after Starboard’s recommendation of such nominee. In the event the Nomination and Governance Committee does not accept a person recommended by Starboard as the Replacement Independent Director, Starboard shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Nomination and Governance Committee recommending such person in accordance with the procedures described above. The Board shall vote on the appointment of such Replacement Independent Director to the Board no later than five (5) business days after the Nomination and Governance Committee recommendation of such Replacement Independent Director; provided, however, that if the Board does not appoint such Replacement Independent Director to the Board pursuant to this Section 1(a)(iii), the Parties shall continue to follow the procedures of this Section 1(a)(iii) until a Replacement Independent Director is appointed to the Board. Upon a Replacement Independent Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Replacement Independent Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal or, if the Board or the applicable committee of the Board determines that the Replacement Independent Director does not satisfy the requirements of the NYSE and applicable law with respect to service on the applicable committee (which determination shall be made reasonably and in good faith), to an alternative committee of the Board. Until such time as the Replacement Independent Director is appointed to the applicable committee, one of the other New Independent Directors will be permitted to serve as an interim member of such committee, unless one of the other New Independent Directors is already serving on such committee or the Board or such committee determines that the other New Independent Directors do not satisfy the requirements of the NYSE and applicable law with respect to service on such committee (which determination shall be made reasonably and in good faith). Prior to exercising its right to recommend a Replacement Independent Director for appointment to the Board in accordance with this Section 1(a)(iii), Starboard shall disclose to the Company its beneficial ownership of (as determined under Rule 13d-3 promulgated under the Exchange Act) shares of Common Stock for purposes of satisfying the Minimum Ownership Threshold.

(iv) Subject to the requirements of the NYSE and applicable law with respect to service on the applicable committee, the Company agrees that, immediately following the execution of this Agreement, the Board and all applicable committees of the Board shall take all action necessary to provide each New Independent Director the opportunity to be appointed to at least two (2) standing committees of the Board and, upon such New Independent Director’s consent to serve, immediately appoint such New Independent Director to such standing committee(s) of the Board.

(v) Subject to the requirements of the NYSE and applicable law with respect to service on the applicable committee, during the Standstill Period, the Board and all applicable committees of the Board shall take all action necessary to ensure that each committee of the Board, including any committee of the Board formed after the date of this Agreement, provides at least one New Independent Director the opportunity to be appointed to such committee.

(vi) During the period commencing upon the conclusion of the 2021 Annual Meeting and continuing until the expiration of the Standstill Period, the Board shall take all necessary actions to set the size of the Board at no more than thirteen (13) directors, and shall not increase the size of the Board beyond thirteen (13) directors without Starboard’s prior written consent.

(vii) Starboard, on behalf of itself and its Covered Persons (as defined below), hereby (i) irrevocably withdraws the Nomination Notice and (ii) irrevocably withdraws any related materials or notices submitted to the Company in connection therewith.

(b) Additional Agreements.

(i) Starboard shall comply, and shall cause each of its controlled Affiliates and Associates (collectively, “Covered Persons”) to comply, with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Covered Person. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the U.S. Securities and Exchange Commission under the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii) During the Standstill Period, Starboard shall not, and shall cause each of its Covered Persons not to, directly or indirectly, (A) nominate or recommend for nomination any person for election at any annual or special meeting of the Company’s stockholders, (B) submit any proposal for consideration at, or bring any other business before, any annual or special meeting of the Company’s stockholders, or (C) initiate, encourage or participate in any “vote no,” “withhold” or similar campaign with respect to any annual or special meeting of the Company’s stockholders. Starboard shall not encourage or support any other stockholder, person or entity to take any of the actions described in this Section 1(b)(ii).

(iii) Starboard shall appear in person or by proxy at the 2021 Annual Meeting and vote all shares of Common Stock beneficially owned by Starboard at the 2021 Annual Meeting (A) in favor of all directors nominated by the Board for election, (B) in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2021, (C) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal and (D) in accordance with the Board’s recommendation with respect to any other Company proposal or stockholder proposal or nomination presented at the 2021 Annual Meeting; provided, however, that in the event Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to the Company’s

“say-on-pay” proposal or any other Company proposal or stockholder proposal presented at the 2021 Annual Meeting (other than proposals relating to the appointment, election or removal of directors), Starboard shall be permitted to vote in accordance with the ISS or Glass Lewis recommendation. Starboard further agrees that it will appear in person or by proxy at any special meeting of the Company’s stockholders during the Standstill Period and vote all shares of Common Stock beneficially owned by Starboard at such meeting in accordance with the Board’s recommendation on any proposal relating to the appointment, election or removal of directors.

(iv) Starboard acknowledges that, (x) prior to the date of this Agreement, each New Independent Director and (y) prior to any appointment, each Replacement Independent Director, shall in each case be required to submit to the Company a fully completed copy of the Company’s standard director and officer questionnaire and other reasonable and customary director onboarding documentation applicable to directors of the Company (including an authorization form to conduct a background check, a written consent of such person to being named as a director nominee for, and serving as a director of, the Company, a confidentiality agreement and an agreement to abide by all guidelines, codes and policies with respect to service on the Board as may be in place from time to time).

(v) The Company agrees that the Board and all applicable committees of the Board shall, to the extent that the Board and such committees have such authority and are entitled to so determine, take all necessary actions (other than amending or modifying any Existing Plans and Agreements (as defined below)), as promptly as practicable following the execution of this Agreement, to determine, in connection with their initial appointment as a director and nomination by the Company at the 2021 Annual Meeting, that each of the New Independent Directors is deemed to be (A) a member of the “Incumbent Board” or “Continuing Director” (as such term may be defined in the definition of “Change in Control,” “Change of Control” (or any similar term)) under the Company’s incentive plans, options plans, deferred compensation plans, employment agreements, severance plans, retention plans, loan agreements, indentures or any other related plans or agreements (the “Existing Plans and Agreements”) that refer to any such plan or agreement’s definition of “Change in Control” or any similar term and (B) a member of the Board as of the beginning of any applicable measurement period for the purposes of the definition of “Change in Control” or any similar term under the Existing Plans and Agreements. For the avoidance of doubt, nothing in this Section 1(b)(v) shall require, or be deemed to be, an amendment or modification to any Existing Plans and Agreements, including any outstanding award thereunder.

(vi) Starboard acknowledges that all directors (including the New Independent Directors) are (A) governed by, and required to comply with, all guidelines, codes and policies with respect to service on the Board and (B) required to keep confidential all Company confidential information and not disclose to any third parties (including Starboard) any discussions, matters or materials considered in meetings of the Board or Board committees.

2. Standstill Provisions.

(a) Starboard agrees that, from the date of this Agreement until the earlier of (x) the date that is fifteen (15) business days prior to the deadline for the submission of stockholder nominations for the 2022 annual meeting of the Company’s stockholders (the “2022 Annual Meeting”) pursuant to the Company’s Amended and Restated Bylaws or (y) the date that is one hundred (100) days prior to the first anniversary of the 2021 Annual Meeting (the “Standstill Period”), Starboard shall not, and shall cause each Covered Person not to, in each case directly or indirectly, in any manner:

(i) engage in any solicitation of proxies or stockholder requests or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or stockholder requests (including, without limitation, any solicitation that seeks to call a special meeting of stockholders), in each case, with respect to any securities of the Company;

(ii) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any securities of the Company (other than a “group” that includes all or some of the members of Starboard, but does not include any other entities or persons that are not members of Starboard as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Starboard to join such “group” following the execution of this Agreement, so long as any such Affiliate agrees in writing to be bound by the terms and conditions of this Agreement;

(iii) deposit any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Starboard and otherwise in accordance with this Agreement;

(iv) seek or submit, or knowingly encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to the Company or seek or take, or knowingly encourage any person or entity to seek or take, any other action with respect to the appointment, election or removal of any directors, except as permitted under Section 1(a)(iii); provided, however, that nothing in this Agreement shall prevent Starboard or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2022 Annual Meeting so long as such actions do not create a public disclosure obligation for Starboard or the Company, are not publicly disclosed by Starboard or its representatives, Affiliates or Associates and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Starboard’s normal practices in the circumstances;

(v) (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its subsidiaries, (C) knowingly solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its subsidiaries, or publicly initiate, support or knowingly encourage any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, tender (or exchange) offer, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company or any of its subsidiaries by such third party prior to such proposal becoming public or (E) call or seek to call a special meeting of stockholders;

(vi) seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

(vii) advise, support or knowingly encourage or influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders with respect to the appointment, election or removal of director(s), except in accordance with Section 1; or

(viii) make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company or the Board that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b) Except as expressly provided in Section 1 and Section 2(a), Starboard shall be entitled to (i) vote all shares of Common Stock that it beneficially owns as Starboard determines in its sole discretion and (ii) subject to Section 12, disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company on any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefor.

(c) Nothing in Section 2(a) shall be deemed to limit the exercise in good faith by the New Independent Directors (or any Replacement Independent Directors, as applicable) of such person’s fiduciary duties solely in such person’s capacity as a director of the Company.

3. Representations and Warranties of the Company.

The Company represents and warrants to Starboard that (A) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (B) this Agreement has been duly and validly authorized, executed and delivered by the Company, and assuming due execution by each counterparty hereto, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (C) as of the date of this Agreement, the Board is comprised of twelve (12) directors and (D) the execution, delivery and performance of this Agreement by the Company does not and will not (1) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (2) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or agreement to which the Company is a party or by which it is bound.

4. Representations and Warranties of Starboard.

Starboard represents and warrants to the Company that (A) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Starboard thereto, (B) this Agreement has been duly authorized, executed and delivered by Starboard, and assuming due execution by each counterparty hereto, constitutes a valid and binding obligation of Starboard, and is enforceable against Starboard in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (C) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Starboard as currently in effect, (D) the execution, delivery and performance of this Agreement by Starboard does not and will not (1) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Starboard or (2) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Starboard is a party or by which it is bound, (E) as of the date of this Agreement, Starboard is deemed to beneficially own (as determined under Rule 13d-3 promulgated under the Exchange Act) 14,433,559 shares of Common Stock, (F) as of the date hereof, and except as set forth in clause (E) above, Starboard does not currently have, and does not currently have any right to acquire, any interest in any securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of shares of Common Stock or any other securities of the Company, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of shares of Common Stock or any other securities of the Company, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement) and (G) Starboard will not (except as disclosed in the Nomination Notice), directly or indirectly, compensate or agree to compensate any director or director nominee of the Company for his or her respective service as a director of the Company, including any New Independent Director, with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities. For the avoidance of doubt, nothing herein shall prohibit Starboard from compensating or agreeing to compensate any person for his or her respective service as a nominee or director of any other company.

5. Press Release.

Promptly following the execution of this Agreement, the Company and Starboard shall jointly issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Starboard shall issue any press release or make any public announcement regarding this Agreement or the matters contemplated hereby, except as required by law or the rules of any stock exchange, without the prior written consent of the other Party. During the Standstill Period, neither the Company nor Starboard shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement, except as required by law or the rules of any stock exchange.

6. Specific Performance.

Each of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Starboard, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled, without the necessity of obtaining any form of bond or other similar undertaking, to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7. Expenses.

The Company shall reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with Starboard’s involvement at the Company prior to the execution of this Agreement, including, but not limited to, its preparation and delivery of the Nomination Notice and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $1,000,000 in the aggregate.

8. Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9. Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (A) upon receipt, when delivered personally; (B) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (C) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company, to:

Corteva, Inc.

974 Centre Road

Wilmington, Delaware 19805

Attention: Cornel B. Fuerer, Senior Vice President and General Counsel

Email:       cornel.b.fuerer@corteva.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

825 Eighth Avenue

New York, New York 10019

Attention:  Mark I. Greene, Esq.

Thomas E. Dunn, Esq.

Aaron M. Gruber, Esq.

Andrew M. Wark, Esq.

Email: mgreene@cravath.com

tdunn@cravath.com

agruber@cravath.com

awark@cravath.com

If to Starboard or any member thereof, to:

Starboard Value LP

777 Third Avenue, 18th Floor

New York, New York 10017

Attention: Jeffrey C. Smith

Email:       jsmith@starboardvalue.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention:  Steve Wolosky, Esq.

         Andrew Freedman, Esq.

Email:        swolosky@olshanlaw.com

        afreedman@olshanlaw.com

10. Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the above- named courts for any reason, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by applicable legal requirements, any claim that (1) the suit, action or proceeding in such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery). For the avoidance of doubt, neither Party shall be bound by any contractual obligation to the other Party (including by means of any oral agreement) until all counterparts to this Agreement have been duly executed by each of the Parties and delivered to the other Party (including by means of electronic delivery).

12. Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, controlled affiliates, successors, assigns, partners, members, officers, key employees or directors shall have breached this Section 12, neither it nor any of its respective agents, subsidiaries, controlled affiliates, successors, assigns, partners, members, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute, or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, partners, members, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives.

13. Securities Laws.

Starboard acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who directly or indirectly has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

14. Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term.

This Agreement contains the entire understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Starboard. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities. This Agreement shall terminate at the end of the Standstill Period, except the provisions of Sections 6, 8, 9, 10, 13 and 14, which shall survive such termination; provided, however, that any Party may bring an action following such termination alleging a breach of this Agreement occurring prior to the end of the Standstill Period.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date first set forth above.

THE COMPANY:

CORTEVA, INC.

By:	/s/ James C. Collins Jr.
Name: James C. Collins, Jr.
Title: Chief Executive Officer

[Signature Page to Agreement by and between Corteva and Starboard]

STARBOARD:

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By: Starboard Value LP,

       its investment manager

STARBOARD VALUE AND OPPORTUNITY S LLC

By: Starboard Value LP,

       its manager

STARBOARD VALUE AND OPPORTUNITY C LP

By: Starboard Value R LP,

       its general partner

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

By: Starboard Value L LP,

       its general partner

STARBOARD VALUE L LP

By: Starboard Value R GP LLC,

       its general partner

STARBOARD VALUE R LP

By: Starboard Value R GP LLC,

       its general partner

STARBOARD LEADERS ALPHA II LLC

By: Starboard Value A LP,

       its managing member

STARBOARD LEADERS FUND LP

By: Starboard Value A LP,

       its general partner

STARBOARD VALUE A LP

By: Starboard Value A GP LLC,

       its general partner

STARBOARD X MASTER FUND LTD

By: Starboard Value LP,

       its investment manager

STARBOARD G FUND LP

By: Starboard Value G GP LLC,

       its general partner

STARBOARD VALUE LP

By: Starboard Value GP LLC,

       its general partner

STARBOARD VALUE GP LLC

By: Starboard Principal Co LP,

       its member

STARBOARD PRINCIPAL CO LP

By: Starboard Principal Co GP LLC,

       its general partner

STARBOARD PRINCIPAL CO GP LLC

STARBOARD VALUE A GP LLC

STARBOARD VALUE R GP LLC

STARBOARD VALUE G GP LLC

[Signature Page to Agreement by and between Corteva and Starboard]

By:	/s/ Jeffrey C. Smith
Name: Jeffrey C. Smith
Title: Authorized Signatory

/s/ Jeffrey C. Smith
JEFFREY C. SMITH

/s/ Peter A. Feld
PETER A. FELD

[Signature Page to Agreement by and between Corteva and Starboard]

EXHIBIT A

PRESS RELEASE

[Press Release exhibit has been omitted from this Current Report, filed on March 19, 2021, because it does not provide additional material information not already included in Exhibit 99.1 of this Current Report.]